STOCK EXCHANGE AGREEMENT

This Agreement dated as of the 19th day of July, 2006, by and among Jordan 1 Holdings Co., a Delaware corporation having its offices at 501 Johnstone Avenue, Suite 501, Bartlesville, OK, 74003 (the “Issuer”), and the individuals named on Schedule I to this Agreement (collectively, the “Stockholders” and each, individually, a “Stockholder”).

W I T N E S S E T H:

WHEREAS, the Stockholders are the holders of all of the issued and outstanding capital stock (the “Acquisition Shares”) of Delaware Fastener Acquisition Corp., a Delaware corporation (“Acquisition Company”); and

WHEREAS, the Stockholders, together with Barron Partners LP (“Barron”), are acquiring a controlling interest in the Issuer;

WHEREAS, pursuant to a separate preferred stock purchase agreement between the Issuer and a group of investors, the investors are acquiring the Company’s promissory note, shares of series A convertible preferred stock and warrants to purchase common stock, par value $.001 per share (“Common Stock”); and

WHEREAS, the Company’s board of directors has approved, subject to stockholder approval, a restated certificate of amendment (the “Restated Certificate”) which (i) amends the Company’s authorized capital stock to 100,000,000 shares, of which 10,000,000 shares are preferred stock, par value $.001 per share, and 90,000,000 shares of common stock, par value $.001 per share, and (ii) effects a one-for-150 reverse split of the Corporation’s issued and outstanding common stock.

WHEREAS, the Issuer is willing to issue shares of Common Stock and series B convertible preferred stock (the “Series B Preferred”) to the Stockholders in consideration for all of the issued and outstanding capital stock of Acquisition Corp.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1.  Exchange of Shares.

(a)  Issuance of Securities by Issuer. On and subject to the conditions set forth in this Agreement, the Issuer will issue to Stockholders, in exchange for all of the Acquisition Shares, which represents all of the issued and outstanding capital stock of Acquisition Company, an aggregate of 21,000,000 shares (the “Shares”) of Common Stock and 2,611,000 shares of Series B Preferred. Each share of Series B Preferred shall be convertible into two (2) shares of Common Stock upon the filing with the Delaware Secretary of State of a certificate of amendment or restated certificate of incorporation which (i) amends the authorized capital stock to 100,000,000 shares, of which 10,000,000 shares are preferred stock, par value $.001 per share, and 90,000,000 shares of common stock, par value $.001 per share, and (ii) effects a one-for-150 reverse split of the Corporation’s issued and outstanding common stock. The Series B Preferred shall be in substantially the form of Exhibit A to this Agreement. The Shares and Series B Preferred are referred to as the “Securities.” The Securities will be issued to the Stockholders in the amounts set forth after their respective names in Schedule I to this Agreement.

(b)  Transfer of Acquisition Shares by the Stockholders. On and subject to the conditions set forth in this Agreement, the Stockholders will transfer to the Issuer all of the Acquisition Shares in exchange for the Securities. Each Stockholder holds the number of Acquisition Shares set forth after his or her name in Schedule I to this Agreement.

(c)  Closing. The issuance of the Securities to the Stockholders and the transfer of the Acquisition Shares to the Issuer will take place at a closing (the “Closing”) to be held at the office of Sichenzia Ross Friedman Ference, LLP, 1065 Avenue of the Americas, 21st Floor, New York, New York 10018 as soon as possible after or contemporaneously with the satisfaction or waiver of all of the conditions to closing set forth in Section 4 of this Agreement.

2.  Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Stockholders as follows:

(a)  General.

(i)   The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Issuer does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, limited liability company, association, partnership, joint venture or other entity.

(ii)   Complete and correct copies of the Issuer’s certificate of incorporation and by-laws are available for review on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the “Commission”).

(iii)   The Issuer has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Issuer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor’s rights and except that any remedies in the nature of equitable relief are in the discretion of the court. All necessary action required to be taken by the Issuer for the consummation of the transactions contemplated by this Agreement has been taken.

(iv)   The Shares, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Securities to Stockholders is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 4(2) thereunder.

(v)   The Series B Preferred, when issued pursuant to this Agreement will constitute the legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor’s rights and except that any remedies in the nature of equitable relief are in the discretion of the court subject to the filing of the Restated Certificate. The shares of Common Stock issuable upon exercise of the Warrants, when issued upon payment of the exercise price provided in the Warrants, will be duly and validly authorized and issued, fully paid and non-assessable, subject to the filing of the Restated Certificate

(b)  SEC Documents. The Issuer is registered pursuant to Section 12 of the Exchange Act and it current with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of the Issuer’s filings made pursuant to the Exchange Act (collectively, the “Issuer SEC Documents”) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, and are available on the Commission’s EDGAR system.

3.  Representations and Warranties of Stockholders. Each Stockholder hereby severally represents, warrants, covenants and agrees as follows:

(a)  Such Stockholder understands that the offer and sale of the Securities is being made only by means of this Agreement and understands that the Company has not authorized the use of, and the Stockholder confirms that he or she is not relying upon, any other information, written or oral, other than material contained in this Agreement. Such Stockholder is aware that the purchase of the Securities involves a high degree of risk and that such Stockholder may sustain, and has the financial ability to sustain, the loss of his or her entire investment, understands that no assurance can be given that the Company will be profitable in the future, that there is no public market for the Common Stock, and the Issuer can give no assurance that there will ever be a public market for the Common Stock. Furthermore, in subscribing for the Securities, such Stockholder acknowledges it is not relying upon any projections or any statements of any kind relating to future revenue, earnings, operations or cash flow in making an investment in the Securities.

(b)  Such Stockholder severally represents to the Company that he or she is an accredited investor within the meaning of Rule 501 of the Commission under the Securities Act of 1933, as amended (the “Securities Act”) and it understands the meaning of the term “accredited investor.” The requirements for an accredited investor as set forth in Exhibit B. Such Stockholder further represents that he or she has such knowledge and experience in financial and business matters as to enable the Stockholder to understand the nature and extent of the risks involved in purchasing the Securities. Such Stockholder is fully aware that such investments can and sometimes do result in the loss of the entire investment. Such Stockholder has engaged his or her own counsel and accountants to the extent that the Stockholder deems it necessary.

(c)  All of the information provided by such Stockholder in his or her Confidential Questionnaire is true and correct in all material respects.

(d)  Such Stockholder is acquiring the Securities pursuant to this Agreement for his or her own account, for investment and not with a view to the sale or distribution thereof, for the Stockholder’s own account and not on behalf of others; has not granted any other person any interest or participation in or right or option to purchase all or any portion of the Securities; is aware that the Securities are restricted securities within the meaning of Rule 144 of the Commission under the Securities Act, and may not be sold or otherwise transferred other than pursuant to an effective registration statement or an exemption from registration; and understands and agrees that the certificates for the Securities shall bear the Company’s standard investment legend. The Stockholder understands the meaning of these restrictions.

(e)  The Stockholder will not transfer any Securities except in compliance with all applicable federal and state securities laws and regulations, and, in such connection, the Company may request an opinion of counsel reasonably acceptable to the Company as to the availability of any exemption.

(f)  Such Stockholder represents and warrants that no broker or finder was involved directly or indirectly in connection with his or her purchase of the Securities pursuant to this Agreement. Such Stockholder shall indemnify the Company and hold it harmless from and against any manner of loss, liability, damage or expense, including fees and expenses of counsel, resulting from a breach of the Stockholder’s warranty contained in this Paragraph 3(f).

(g)  Such Stockholder understands that he or she has no registration rights with respect to the Securities.

(h)  Such Stockholder represents and warrants that the address set forth on Schedule I to this Agreement is its true and correct address, and understands that the Company will rely on this representation in making filings under state securities or blue sky laws.

(i) Such Stockholder approves the filing of the Restated Certificate with the
Secretary of State of Delaware.

(j) Such Stockholder may not sell any shares of Common Stock in the public market during the eighteen (18) month period following the date hereof; provided, however, that after twelve (12) months from the date hereof, Alex Katz may sell shares in the public market as long as he is not an officer or director. Any shares owned by a limited liability company which is wholly-owned or controlled by Alex Katz shall be treated as shares owned by Alex Katz and subject to the same restrictions as Alex Katz. The restriction contained in this Section 3(j) shall apply to any transferee, including any legatee or distribute. The restrictions in this Section 3(j) shall not apply to shares issued pursuant to a stock option or long-term incentive plans which may be approved by the Compensation Committee provided that such committee is comprised of a majority of independent directors.

4.  Conditions to the Obligation of Stockholders and the Issuer. The obligations of Stockholders and the Issuer under this Agreement are subject to the completion of the sale of preferred stock and warrants to Barron Partners pursuant to an agreement between the Issuer and Barron Partners prior to or contemporaneously with the exchange contemplated by this Agreement.

5.  Miscellaneous.

(a)  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

(d)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

(e)  The various representations, warranties, and covenants set forth in this Agreement or in any other writing delivered in connection therewith shall survive the issuance of the Shares.

(f)  If the Stockholder is a resident of a state set forth in Exhibit C to this Agreement or if the Stockholder negotiates the purchase of the Shares from or receives this Agreement while in Florida, the provisions of such Exhibit C relating to the Stockholder’s purchase of the Shares are incorporated as if set forth in full in this Agreement.

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Please confirm your agreement with the foregoing by signing this Agreement where indicated.

Very truly yours,

/s/ Alexander Kreger
Alexander Kreger

/s/ Alex Katz
BGRS 2005, LLC
By: Alex Katz, Manager

/s/ Richard Kreger
Richard Kreger

/s/ Aimee Brooks
Aimee Brooks

Accepted this 20th day of July, 2006

JORDAN 1 HOLDINGS CO., INC.

By: /s/ Robert P. Moyer
Robert P. Moyer, Chief Executive Officer

Schedule I

Name	Acquisition Shares	Common Shares	Series B Preferred Shares
Alex Kreger	65.2	13,692,000	1,702,372
BGRS 2005, LLC	15	3,150,000	391,650
Richard Kreger	11.6	2,436,000	302,876
Aimee Brooks	8.2	1,722,000	214,102
Total	100	21,000,000	2,611,000